Exhibit 24 POWER OF ATTORNEY I am an officer of General Motors Company (“GM”) and as such I will be required to file with the U.S. Securities and Exchange Commission (“SEC”) one or more Forms 3, 4, and 5 under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), and the rules promulgated by the SEC under Section 16, and Form 144 under Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended (“Rule 144”). I appoint each of John S. Kim, Lubna R. Malik, Kristina Daniels, and Tia Y. Turk as my attorney-in-fact to: 1. Do anything on my behalf that may be necessary or desirable to prepare, complete, and file Forms 3, 4, 5, or 144, or any amendment to those forms, on a timely basis; 2. Execute such forms or any amendments to those forms for me in my name and file such forms and amendments with the SEC and any stock exchange or similar authority as required by law or rule on my behalf; and 3. Take all actions in connection with those forms or amendments that may be legally required or appropriate, in the opinion of the attorney-in-fact taking the action. I give each attorney-in-fact the power and authority to do anything that is required or appropriate in using his or her powers as attorney-in-fact to the extent that I could act if I were personally present, with full power of substitution. I agree to everything that these attorneys-in-fact (including any substitutes for them) do under this Power of Attorney that is consistent with its terms. I acknowledge that complying with Section 16 and Rule 144 as they apply to me is my responsibility and that neither GM nor any of these attorneys-in-fact is assuming my responsibilities in that regard. This Power of Attorney will remain in effect until I am no longer required to make filings under Section 16 or Rule 144, unless I inform these attorneys-in-fact in writing that I have revoked this Power, which I can do at any time. A photocopy of this signed original shall be deemed to be, and should be accepted as, an original. /s/ Mark L. Reuss Mark L. Reuss Date: December 13, 2024